UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): August 20, 2004

                               GASCO ENERGY, INC.
             (Exact name of registrant as specified in its charter)


      Nevada                         0-26321                     98-0204105
(State or other jurisdiction      (Commission                  (IRS Employer
    of incorporation)             File Number)               Identification No.)


    14 Inverness Drive East, Building H, Suite 236, Englewood, Colorado 80112

               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (303) 483-0044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item 2.01.  Completion of Acquisition or Disposition of Assets.


    On August 20, 2004, Gasco Energy, Inc. (the "Company") completed the first part of a disposition of interests in a total of 8 oil and gas wells in the Company's Riverbend exploitation area in Utah. The purchasers in this transaction were Red Oak Capital Management, LLC, MBG, LLC and MBGV Partition, LLC, each of which is unrelated to the Company. The completion of the first portion of this transaction resulted in the sale by the Company of a net profits interest of between 18.75% and 25% in each of the following Company-operated wells: Gate Canyon State 31-21-11-15, Federal 11-21-9-19, Federal 11-22-9-19,
Lytham 22-22-9-19 and Federal 32-31-9-19. The Company received cash in amount of $2,924,024 which represented the purchase price for the first portion of the transaction less adjustments of $231,104 for net revenue minus lease operating expense for the properties from November 2003 and $98,223 representing a commission to Red Oak Capital Management, the purchasers' financial advisor, which the Company agreed to pay.

    The closing of the second portion of this transaction is contingent on the Company's resolution of certain title defects. In the second portion of the transaction, the purchasers will purchase a net profits interest of between 18.75% and 25% in the following wells: Wilkin Ridge State 12-32-10-17, Federal 44-20-9-19 and Federal 24-20-9-19. The purchase price for the second portion of the transaction is cash in an amount of $1,537,036, less net revenue minus lease operating expense for the purchased wells from June 2004. The Company expects to complete the second portion of the transaction prior to September 30, 2004.

    We are the operator for each of the 8 wells in this transaction and maintain a working interest in these properties of between 75% and 100%. Our economic interest in these wells, which has been reduced by other net profits interests, was between 41% and 55% prior to the closing of this transaction. The net profit interests conveyed in this transaction expire twelve years from the date of first production of each well. As of July 31, 2004, five of the eight wells were producing with aggregate gross and net daily production of approximately 2,300 Mcf and 900 Mcf, respectively.

    The completion of the first portion of this transaction did not result in the disposition of a significant amount of assets, as such term is defined by the SEC rules and regulations. However, we believe that the completion of the second portion of this transaction, should it occur, when aggregated with the first portion of this transaction will result in the Company's disposition of a significant amount of assets. Accordingly, the Company anticipates that the completion of the second portion of the transaction will require the Company to file pro forma financial information with respect to the entire transaction. We plan to file the required pro forma information by exhibit to a current report on Form 8-K within the required time period following the second closing.

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Item 9.01.  Financial Statements and Exhibits

             (a) Not applicable.

             (b) Not applicable.

             (c) Exhibits:


2.1 Net Profits Purchase Agreement between Gasco Production Company, Red Oak Capital Management, LLC, MBG, LLC and MBGV Partition, LLC, dated August 6, 2004


2.2 Purchase Supplement to Net Profits Purchase Agreement between Gasco Production Company, Red Oak Capital Management, LLC, MBG, LLC and MBGV Partition, LLC, dated August 20, 2004






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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 GASCO ENERGY, INC.


September 7, 2004                               By:   /s/ W. King Grant
                                                      -------------------------
                                                      W. King Grant
                                                      Chief Financial Officer


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